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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.   Name and Address of Reporting Person*


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   (Last)                            (First)              (Middle)

 Alexander                            Robert                 A.
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                                    (Street)

 1255 Coventry Woods
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   (City)                            (State)                (Zip)
 Cincinnati                           Ohio                   45230
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2.   Date of Event Requiring Statement (Month/Day/Year)

 August 31, 1998
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3.   IRS or Social Security Number of Reporting Person (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

 TAKE-TWO INTERACTIVE SOFTWARE, INC. (TTWO)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [x]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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 Common Stock, $.01 par value            1,375,000                   D
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3-07/98)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Stock Options            8/31/98    8/31/08         Common Stock,          100,000        $5.625          D
                           (1)        (2)           $.01 par value           (1)
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Explanation of Responses:

(1) Stock Options vest in two equal installments (with respect to 50,000 option shares each) on August 31, 1998 and August 31, 1999, respectively.

(2) To the extent permitted by the Company's 1997 Stock Option Plan, the Company shall grant incentive stock options having a five (5) year term. To the extent any non-qualified options are granted, the term of exercise shall be ten (10) years


     /s/ ROBERT A. ALEXANDER                               September 10, 1998
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      **Signature of Reporting Person                             Date
        ROBERT A. ALEXANDER

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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